Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Appoints Dr. Kathleen McGroddy-Goetz to Board of Directors

San Diego, June 4, 2020 – Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today announced the appointment of Kathleen McGroddy-Goetz, Ph.D., as an independent member of its board of directors effective June 8, 2020. Dr. McGroddy-Goetz has extensive experience commercializing pioneering technologies spanning from microelectronics through cloud, advanced data analytics, AI, hardware, software, and middleware with an emphasis on healthcare and life sciences applications.

“We welcome Kathy to our Board of Directors at this important next stage in Tandem’s evolution,” said John Sheridan, president and CEO, Tandem Diabetes Care. “She is a leader in creating transformative healthcare and life sciences solutions, which brings tremendous value to our Company as we advance our mission to improve the lives of people with diabetes.”

Dr. McGroddy-Goetz has more than 25 years of experience leading global teams across business development, strategy, research and development, and product management. She is currently the Global Head of Strategic Partnerships at Medidata Solutions, a Dassault Systemès Company, and VP of Strategy, Partnerships and Alliances at Medidata’s Acorn AI subsidiary.

Prior to her current positions, Dr. McGroddy-Goetz was Vice President of Global Strategic Partnerships and Solutions at IBM, where she played a critical role in creating and launching Watson Health. Dr. McGroddy-Goetz received a B.S. in Physics from SUNY Binghamton and a Ph.D. in Molecular Biophysics from Cornell University.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2™ insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

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